Three Canal Plaza
Portland, Maine 04101
(888) 992-2765
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INFORMATION STATEMENT

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December 15, 2014

This document is an Information Statement for the shareholders of the Absolute Strategies Fund (the "Fund"), a series of Forum Funds (the "Trust"). The purpose of this Information Statement is to provide you with information regarding the approval of the addition of Harvest Capital Strategies, LLC (“Harvest”) and Pine Cobble Capital, LLC (“Pine Cobble”) as subadvisers to the Fund, pursuant to separate subadvisory agreements between Absolute Investment Advisers LLC (“Absolute” or the “Adviser”) and Harvest (the “Harvest Agreement”), and the Adviser and Pine Cobble (the “Pine Cobble Agreement”) (together, the “Subadvisory Agreements”) effective October 1, 2014.  Under the Subadvisory Agreements, Harvest and Pine Cobble provide subadvisory services to a portion of the Fund's portfolio (each, a “Managed Portion”).

This Information Statement is intended to be mailed to the shareholders of record of the Fund as of September 12, 2014 (the “Record Date”) on or about December 15, 2014.

WE ARE NOT ASKING YOU FOR A PROXY AND THIS IS NOT A REQUEST TO SEND US A PROXY.
THIS IS FOR YOUR INFORMATION ONLY.

Background

Absolute, located at 18 Shipyard Drive, Suite 3C, Hingham, MA 02043, serves as the investment adviser to the Fund pursuant to an agreement between the Trust and the Adviser (the “Advisory Agreement”).  Subject to the supervision of the Adviser and the Trust's Board of Trustees (the “Board”), various asset managers (“Subadvisers”) are responsible for the day-to-day portfolio management of the Fund’s assets allocated to each Subadviser, as further described in the Fund’s prospectus.  The portion of the Fund's portfolio managed by each of the Subadvisers will be determined from time to time by the Adviser, potentially in consultation with each of the Subadvisers, subject to capacity constraints.

The U.S. Securities and Exchange Commission has granted an exemptive order to the Trust and the Adviser that generally permits the Adviser, subject to certain conditions, including approval by the Board, to: (i) select unaffiliated Subadvisers for the Fund; (ii) enter into and materially modify existing advisory agreements between the Adviser and such Subadvisers; and (iii) terminate and/or hire unaffiliated Subadvisers without obtaining approval of the Fund's shareholders.  One of the conditions of the exemptive order is that, within 90 days after the hiring of a new Subadviser without shareholder approval, the Fund must provide an information statement to its shareholders setting forth substantially the information that would be required to be contained in a proxy statement for a meeting of shareholders to vote on the approval of a subadvisory agreement (“Information Statement”). This Information Statement is being provided to you to satisfy this condition of the exemptive relief with respect to the Subadvisory Agreements.

212-INFO1-1214

Information about Absolute

Absolute is the Fund’s investment adviser. Absolute oversees the Fund’s investments in accordance with its investment objective, policies and limitations pursuant to the Advisory Agreement, as initially approved by the Board, including a majority of the independent Board members, on May 5, 2005.  The Advisory Agreement was most recently renewed by the Board on March 21, 2014.

The Fund pays Absolute an advisory fee of 1.60% of the average daily net assets of the Fund.  Absolute has contractually agreed to reduce its advisory fee to 1.55% on the average net assets between $4.5 billion and $5 billion, and 1.50% on the average net assets exceeding $5 billion through August 1, 2015. Absolute may not discontinue or reduce its obligations under this waiver and reimbursement obligation without the approval of the Board.  The actual advisory fee rate paid by the Fund to Absolute for the fiscal year ended March 31, 2014 was 1.58%.

For the fiscal year ended March 31, 2014, the advisory fee owing to the Adviser under the Advisory Agreement was $56,195,212. Of this amount, $646,931 was waived and $27,942,626, or 0.80% of the Fund’s average daily net assets, was paid to the Fund’s Subadvisers and 0.79% was retained by Absolute. The Adviser is responsible for payment of all sub-advisory fees and pays each Subadviser to the Fund directly out of the advisory fees it receives. It is not expected that the addition of Harvest and Pine Cobble will cause any material change to the aggregate percentage of the advisory fee retained by Absolute.  For the fiscal year ended March 31, 2014, the Fund placed a portion of its portfolio transactions with Kovitz Securities, LLC (“Kovitz”), a brokerage firm affiliated with Kovitz Investment Group, LLC, a Subadviser to the Fund. The commissions paid to Kovitz were $48,397, which represented the full amount of the Fund’s aggregate brokerage commissions paid to an affiliated broker for the fiscal year ended March 31, 2014.

Information about Harvest

Harvest, 600 Montgomery Street, Suite 1700, San Francisco, CA 04111, is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). Harvest commenced operations in 1999 and provides investment advisory services for other pooled investment vehicles and separately managed accounts. As of October 1, 2014, Harvest managed approximately $2.2 billion in assets, including $100 million attributable to a registered investment company that pursues a strategy similar to the Managed Portion.  Harvest is wholly owned by JMP Group Inc., 600 Montgomery Street, Suite 1100, San Francisco, CA 94111. Harvest is not an affiliated person of the Adviser.

Harvest employs an agriculture-focused long/short hedged equity strategy, investing in securities believed to be undervalued or offer high growth opportunities while attempting to minimize overall market risk. Harvest focuses its research efforts on a limited number of companies’ agribusiness sub-sectors and seeks to gain superior information through in-depth analysis permitted by the limited focus. Kelly Wiesbrock is responsible for the day-to-day management of Harvest’s Managed Portion.

No officers or Trustees of the Trust are officers, employees, directors, general partners, or shareholders of Harvest. In addition, no Trustee of the Trust has had, directly or indirectly, a material interest, material transaction or material proposed transaction to which Harvest, any parent or subsidiary of Harvest, or any subsidiary of a parent of such entities was or is to be a party.

The following table lists the directors and principal executive officers of Harvest.  The address of each individual listed below is c/o Harvest Capital Strategies, LLC, 600 Montgomery Street, Suite 1700, San Francisco, CA 94111.

Name                                Principal Occupation
Joseph Andrew Jolson                        Chief Executive Officer
Raymond Siva Jackson	Chief Financial Officer
Kevin Christopher Lynch	President, Chief Operating Officer, and Chief Compliance Officer
Craig Randall Johnson	Chairman
Scott Alan Solomon	Chief Legal Officer

Information about Pine Cobble

Pine Cobble, 60 William Street, Suite 140, Wellesley, MA 02481, is registered as an investment adviser under the Advisers Act. Pine Cobble commenced operations in 2007 and provides investment advisory services for three other pooled investment vehicles. As of October 1, 2014, Pine Cobble managed approximately $41 million in assets. Pine Cobble is wholly owned by Messrs. Robert A. Nicholson and Zev D. Nijensohn. Pine Cobble is not an affiliated person of the Adviser.

Pine Cobble employs an opportunistic, event-driven long/short strategy for the Managed Portion. This strategy invests in (or shorts) companies with operational and/or balance sheet driven catalysts that Pine Cobble believes will drive significant value creation (or destruction), focusing on the equity and/or debt securities within each situation that present the most favorable risk-reward scenario. This strategy invests predominantly in small and mid-capitalization companies in the U.S. and western Europe. Mr. Robert A. Nicholson and Zev D. Nijensohn are responsible for the day-to-day management of Pine Cobble’s Managed Portion.

No officers or Trustees of the Trust are officers, employees, directors, general partners, or shareholders of Pine Cobble. In addition, no Trustee of the Trust has had, directly or indirectly, a material interest, material transaction or material proposed transaction to which Pine Cobble, any parent or subsidiary of Pine Cobble, or any subsidiary of a parent of such entities was or is to be a party.

The following table lists the directors and principal executive officers of Pine Cobble.  The address of each individual listed below is c/o Pine Cobble Capital, LLC, 60 William Street, Suite 140, Wellesley, MA 02481.

Name                                Principal Occupation
Robert A. Nicholson                                      Managing Member
Zev D. Nijensohn                                           Managing Member
Kurt P. Dahlgren                                            Chief Financial Officer & Chief Compliance Officer

Harvest and Pine Cobble Subadvisory Agreements

The Subadvisory Agreements became effective on October 1, 2014. The Subadvisory Agreements provide that Harvest and Pine Cobble are each responsible for, among other things (i) making decisions with respect to all purchases and sales of securities and other investment assets with respect to their respective Managed Portions; (ii) selecting brokers and dealers through which securities transactions are to be executed; (iii) voting proxies on behalf of the Fund with respect to securities purchased in their respective Managed Portions and providing voting information to the Fund and its agents in relation to the Fund's annual proxy voting report filed on Form N-PX; and (iv) maintaining certain records required under the relevant provisions of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

The Subadvisory Agreements provide that Harvest and Pine Cobble are not responsible for any action taken or omitted, except for liability resulting from their respective bad faith, willful misfeasance or gross negligence in the performance of their respective duties or reckless disregard of such duties. The

Subadvisory Agreements also provide for Harvest’s and Pine Cobble’s acknowledgement of their respective fiduciary duty and that under certain circumstances Harvest or Pine Cobble may be liable under the federal securities laws. The Subadvisory Agreements do not include a waiver or limitation of any rights which the Adviser or the Trust may have under any federal securities laws.

The Subadvisory Agreements may continue in effect for an initial term of two years.  Thereafter, each Subadvisory Agreement will continue in effect only if approved annually by the Board or by vote of a majority of the outstanding voting shares of the Fund, and also, in either event, if approved by a majority of the Board who are not parties to the Subadvisory Agreement or interested persons of any such party (the “Independent Trustees”). The Subadvisory Agreements are terminable at any time without penalty by the Board, by a majority vote of the Fund's shareholders or, on 60 days' notice, by Harvest and Pine Cobble, respectively, or the Adviser. Pursuant to the Investment Company Act, the Subadvisory Agreements terminate automatically in the event of their assignment or upon termination of the Fund's Advisory Agreement with the Adviser.

Board Considerations
Harvest Agreement

The Board, including the Independent Trustees, approved the Harvest Agreement with respect to the Fund at an in-person meeting of the Board held on September 12, 2014. In preparation for its deliberations, the Board had requested and reviewed written responses from the Adviser and Harvest to due diligence questionnaires circulated on their behalf. They had also discussed the materials with Independent Trustee counsel and, as necessary, with the Fund’s administrator, Atlantic Fund Services. During its deliberations, the Board received oral presentations from the Adviser, and was assisted by the advice of Independent Trustee counsel.

In evaluating the Harvest Agreement, the Board reviewed written materials furnished by the Adviser, Harvest, and the administrator, including information regarding Harvest’s personnel, operations and financial condition. At the meeting, the Board reviewed, among other matters: (1) the nature, extent and quality of the services to be provided to the Fund by Harvest, including information on the investment performance of similar accounts managed; (2) the costs of the services provided and profitability considerations; (3) the subadvisory fee, advisory fee and total expense ratio of the Fund; (4) the extent to which economies of scale may be realized as the Fund grows and whether the advisory fee enables the Fund's investors to share in the benefits of economies of scale; and (5) other benefits received by Harvest from its relationship with the Fund.

Nature, Extent and Quality of Services

The Board received a presentation from senior representatives of the Adviser and discussed Harvest’s personnel, operations and financial condition. Specifically, the Board considered the adequacy of Harvest’s resources and the quality of services to be provided by Harvest under the Harvest Agreement. The Board reviewed information regarding the experience, qualifications and professional background of the portfolio manager and other personnel at Harvest who would have responsibility for the Managed Portion. The Board considered the investment philosophy and decision-making process of those professionals and the capability and integrity of Harvest’s senior management and staff. The Board also evaluated the quality of Harvest’s services with respect to regulatory compliance and compliance with client investment policies and restrictions. In addition, the Board took into consideration the Adviser’s recommendation with respect to Harvest and noted that, since 2013, Harvest had provided investment subadvisory services for a portion of the Absolute Opportunities Fund (now known as the Absolute Credit Opportunities Fund), another series of the Trust that is also managed by the Adviser. The Board noted Harvest’s representation that it is financially stable and able to provide investment advisory services to the Fund. The Board concluded that, overall, it was satisfied with the nature, extent, and quality of services to be provided to the Fund by Harvest under the Harvest Agreement.

Costs of Services and Profitability

The Board did not consider information regarding the costs of services provided or profits realized by Harvest from its relationship with the Fund, noting instead the arm’s-length nature of the relationship between the Adviser and Harvest with respect to the negotiation of the subadvisory fee rate on behalf of the Fund. The Board noted that the Adviser, and not the Fund, was responsible for paying the subadvisory fees due under the Harvest Agreement. The Board concluded that Harvest’s projected profitability was not a material factor in determining whether or not to approve the Harvest Agreement.

Performance

The Board reviewed the historical performance of Harvest in managing accounts in a style substantially similar to that to be employed on behalf of the Fund, including Harvest’s performance with regard to the Absolute Opportunities Fund. The Board, in particular, evaluated the performance Harvest achieved for its sleeve of the Absolute Opportunities Fund pursuant to its agriculture-focused long/short hedged equity strategy (the “Comparable Fund”), including as compared to the Market Vectors Agribusiness Index (the “Index”). The Board noted that Harvest had advised the Comparable Fund for only a short period in 2014, but had outperformed the Index for the majority of the period. The Board further noted that other accounts managed by Harvest using a substantially similar strategy achieved performance consistent with that of the Comparable Fund. In addition, the Board considered the Adviser’s evaluation of the Comparable Fund’s performance and rationale for seeking to allocate a portion of the Fund’s assets to Harvest for management. Based on this review and all of the relevant facts and circumstances, the Board concluded that Harvest’s management of its portion of the Fund could benefit the Fund and its shareholders.

Compensation

The Board reviewed Harvest’s proposed compensation for providing subadvisory services to the Fund and noted that the addition of Harvest would not change the total advisory fee paid by the Fund to the Adviser because the subadvisory fees are paid by the Adviser and not the Fund.

The Board considered that the total management fees paid by the Fund had been compared to fees paid by other similarly managed mutual funds in connection with the Board’s annual approval of the Advisory Agreement between Absolute and the Fund on March 21, 2014. The Board specifically considered that the Adviser’s advisory fee rate and the total expense ratio of the Fund were each the highest for its Lipper, Inc. (“Lipper”) peer group. The Board noted the Adviser’s representation that the Fund more closely relates to a hedge fund than the mutual funds in the peer group and that such hedge funds’ fees typically consist of a much higher base advisory fee and an additional performance fee.

The Board noted that it is difficult to make meaningful comparison of the Fund’s expense ratios to those of its peer group due to variations between the services provided by the Adviser to the Fund and those included in the fees paid by other funds. The Board further noted that the Adviser had entered into an agreement to waive its advisory fees at certain breakpoints. The Board also noted Harvest’s representation that it does not manage any portfolio of assets using the same strategy to be employed for the Fund with a fee rate lower than the proposed subadvisory fee rate. After consideration of these matters, the Board concluded that the proposed subadvisory fee rate to be paid to Harvest was not excessive in light of the services to be provided to the Fund.

Economies of Scale

The Board considered whether the Fund would benefit from any economies of scale with respect to the Harvest Agreement. The Board determined that because the Adviser, and not the Fund, pays the subadvisory fee, shareholders would not benefit from any economies of scale in the form of breakpoints in the subadvisory fee rate.  Based on the foregoing information, the Board concluded that economies of scale were not a material factor in approving the Harvest Agreement.

Other Benefits

The Board noted Harvest’s representation that it would not receive significant ancillary benefits as a result of its relationship with the Fund. As a result, the Board concluded that other benefits accrued by Harvest were not a material factor in approving the Harvest Agreement.

Conclusion

The Board did not identify any single factor as being of paramount importance, and different Trustees may have given different weight to different factors; however, in light of the fact that the Fund is a multi-manager Fund for which the Adviser identifies Subadvisers whose strategies it seeks to combine to achieve the Fund’s investment objective, the Board gave significant weight to the Adviser’s recommendation that Harvest be appointed as a Subadviser to the Fund and to the Adviser’s representation that the appointment of Harvest would positively contribute to the Adviser’s successful execution of the overall strategy of the Fund. The Board reviewed a memorandum from Trust counsel discussing the legal standards applicable to its consideration of the Harvest Agreement. Based on its review, including consideration of each of the factors referenced above, the Board determined, in the exercise of its reasonable business judgment, that the advisory arrangement, as outlined in the Harvest Agreement, was fair and reasonable in light of the services to be performed, expenses to be incurred and such other matters as the Board considered relevant.

Pine Cobble Agreement

The Board, including the Independent Trustees, approved the Pine Cobble Agreement with respect to the Fund at an in-person meeting of the Board held on September 12, 2014. In preparation for its deliberations, the Board had requested and reviewed written responses from the Adviser and Pine Cobble to due diligence questionnaires circulated on their behalf. They had also discussed the materials with Independent Trustee counsel and, as necessary, with the Fund’s administrator, Atlantic Fund Services. During its deliberations, the Board received oral presentations from the Adviser, and was assisted by the advice of Independent Trustee counsel.

In evaluating the Pine Cobble Agreement, the Board reviewed written materials furnished by the Adviser, Pine Cobble, and the administrator, including information regarding Pine Cobble’s personnel, operations and financial condition. At the meeting, the Board reviewed, among other matters: (1) the nature, extent and quality of the services to be provided to the Fund by Pine Cobble, including information on the investment performance of similar accounts managed; (2) the costs of the services provided and profitability considerations; (3) the subadvisory fee, advisory fee and total expense ratio of the Fund; (4) the extent to which economies of scale may be realized as the Fund grows and whether the advisory fee enables the Fund's investors to share in the benefits of economies of scale; and (5) other benefits received by Pine Cobble from its relationship with the Fund.

Nature, Extent and Quality of Services

The Board received a presentation from senior representatives of the Adviser and discussed Pine Cobble’s personnel, operations and financial condition. Specifically, the Board considered the adequacy of Pine Cobble’s resources and the quality of services to be provided by Pine Cobble under the Pine Cobble Agreement. The Board reviewed information regarding the experience, qualifications and professional background of the portfolio manager and other personnel at Pine Cobble who would have responsibility for the Managed Portion. The Board considered the investment philosophy and decision-making process of those professionals and the capability and integrity of Pine Cobble’s senior management and staff. The Board also evaluated the quality of Pine Cobble’s services with respect to regulatory compliance and compliance with client investment policies and restrictions. In addition, the Board took into consideration the Adviser’s recommendation with respect to Pine Cobble and noted that, since 2011, Pine Cobble had provided investment subadvisory services for a portion of the Absolute

Opportunities Fund (now known as the Absolute Credit Opportunities Fund), another series of the Trust that is also managed by the Adviser. The Board noted Pine Cobble’s representation that it is financially stable and able to provide investment advisory services to the Fund. The Board concluded that, overall, it was satisfied with the nature, extent, and quality of services to be provided to the Fund by Pine Cobble under the Pine Cobble Agreement.

Costs of Services and Profitability

The Board did not consider information regarding the costs of services provided or profits realized by Pine Cobble from its relationship with the Fund, noting instead the arm’s-length nature of the relationship between the Adviser and Pine Cobble with respect to the negotiation of the subadvisory fee rate on behalf of the Fund. The Board noted that the Adviser, and not the Fund, was responsible for paying the subadvisory fees due under the Pine Cobble Agreement. The Board concluded that Pine Cobble’s projected profitability was not a material factor in determining whether or not to approve the Pine Cobble Agreement.

Performance

The Board reviewed the historical performance of Pine Cobble in managing accounts in a style substantially similar to that to be employed on behalf of the Fund, including the performance Pine Cobble achieved for its sleeve of the Absolute Opportunities Fund (the “Comparable Fund”) over the one-year and three-year periods ended July 31, 2014. The Board also reviewed the performance of the Comparable Fund as compared to the S&P 500 Index (the “S&P 500 Index”) and the Global Hedge Fund Index (the “HFRX Index”). The Board noted that the Comparable Fund had outperformed the S&P 500 Index and HFRX Index for the one-year period ended July 31, 2014. The Board also noted that the Comparable Fund had outperformed the HFRX Index, but underperformed the S&P 500 Index, for the three-year period ended July 31, 2014. In addition, the Board considered the Adviser’s evaluation of the Comparable Fund’s performance and rationale for seeking to allocate a portion of the Fund’s assets to Pine Cobble for management. Based on this review and all of the relevant facts and circumstances, the Board concluded that Pine Cobble’s management of its portion of the Fund could benefit the Fund and its shareholders.

Compensation

The Board reviewed Pine Cobble’s proposed compensation for providing subadvisory services to the Fund and noted that the addition of Pine Cobble would not change the total advisory fee paid by the Fund to the Adviser because the subadvisory fees are paid by the Adviser and not the Fund.

The Board considered that the total management fees paid by the Fund had been compared to fees paid by other similarly managed mutual funds in connection with the Board’s annual approval of the Advisory Agreement between Absolute and the Fund on March 21, 2014. The Board specifically considered that the Adviser’s advisory fee rate and the total expense ratio of the Fund were each the highest for its Lipper peer group. The Board noted the Adviser’s representation that the Fund more closely relates to a hedge fund than the mutual funds in the peer group and that such hedge funds’ fees typically consist of a much higher base advisory fee and an additional performance fee.

The Board noted that it is difficult to make meaningful comparison of the Fund’s expense ratios to those of its peer group due to variations between the services provided by the Adviser to the Fund and those included in the fees paid by other funds. The Board further noted that the Adviser had entered into an agreement to waive its advisory fees at certain breakpoints. The Board also noted Pine Cobble’s representation that it does not manage any portfolio of assets using the same strategy to be employed for the Fund with a fee rate lower than the proposed subadvisory fee rate. After consideration of these matters, the Board concluded that the proposed subadvisory fee rate to be paid to Pine Cobble was not excessive in light of the services to be provided to the Fund.

Economies of Scale

The Board considered whether the Fund would benefit from any economies of scale with respect to the Pine Cobble Agreement. The Board determined that because the Adviser, and not the Fund, pays the subadvisory fee, shareholders would not benefit from any economies of scale in the form of breakpoints in the subadvisory fee rate.  Based on the foregoing information, the Board concluded that economies of scale were not a material factor in approving the Pine Cobble Agreement.

Other Benefits

The Board noted Pine Cobble’s representation that it would not receive significant ancillary benefits as a result of its relationship with the Fund. As a result, the Board concluded that other benefits accrued by Pine Cobble were not a material factor in approving the Pine Cobble Agreement.

Conclusion

The Board did not identify any single factor as being of paramount importance, and different Trustees may have given different weight to different factors; however, in light of the fact that the Fund is a multi-manager Fund for which the Adviser identifies Subadvisers whose strategies it seeks to combine to achieve the Fund’s investment objective, the Board gave significant weight to the Adviser’s recommendation that Pine Cobble be appointed as a Subadviser to the Fund and to the Adviser’s representation that the appointment of Pine Cobble would positively contribute to the Adviser’s successful execution of the overall strategy of the Fund. The Board reviewed a memorandum from Trust counsel discussing the legal standards applicable to its consideration of the Pine Cobble Agreement. Based on its review, including consideration of each of the factors referenced above, the Board determined, in the exercise of its reasonable business judgment, that the advisory arrangement, as outlined in the Pine Cobble Agreement, was fair and reasonable in light of the services to be performed, expenses to be incurred and such other matters as the Board considered relevant.

Fund Ownership Information

As of the Record Date, there were 178,022,609.990 shares and 5,598,735.956 shares outstanding of the Fund’s Institutional and R Shares, respectively. As of the Record Date, to the best of the Trust's knowledge, the Board and officers of the Trust as a group owned less than 1% of the outstanding shares of beneficial interest of the Fund. The following tables set forth, to the best of the Trust's knowledge, the name, number and percentage of shares of persons that owned beneficially, or of record, more than 5% of the outstanding shares of the Fund as of the Record Date.

Institutional Shares

Name of Beneficial Owner	Number of Shares	Percentage of Class
Charles Schwab & Co. Inc. Special Custody Account FBO Customers	68,193,763.997	38.30%
National Financial Services For the Exclusive Benefit of Our Customers	43,989,141.796	24.70%
Mori Co.	11,378,805.138	6.39%

R Shares

Name of Beneficial Owner	Number of Shares	Percentage of Class
Charles Schwab & Co. Inc. Special Custody Account FBO Customers	1,408,376.427	25.15%

Additional Information

    Shareholders can find additional information about the Fund in the Fund’s most recent annual report dated as of March 31, 2014, and in the Fund’s semi-annual report dated as of September 30, 2014, which will be furnished to shareholders when available. Shareholders may obtain copies of these materials free of charge by calling 1-888-992-2765 or writing to the Fund, c/o Atlantic Fund Administration LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101. Copies of the Fund's prospectus, statement of additional information, annual report and semi-annual report can be viewed online or downloaded from the Fund's website at www.absoluteadvisers.com (when available). Shareholders may request another copy of this Information Statement or the annual report by writing to the Fund at the address above or by calling the telephone number above.

The Trust does not hold regularly scheduled meetings of shareholders of the Fund.  Shareholders of at least 10% of the outstanding shares entitled to vote may request a special meeting of the shareholders. Any shareholder proposal and request for a shareholder meeting must be presented to the Trust within a reasonable time before proxy materials for such meeting are sent to shareholders.  Shareholders wishing to submit proposals for inclusion in a proxy statement for a requested shareholder meeting should send their written request for a special meeting and proposals to Secretary, Forum Funds, Atlantic Fund Administration LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101, Attn:  Shareholder Proposals.

Other Service Providers

Foreside Fund Services, LLC, located at Three Canal Plaza, Suite 300, Portland, Maine 04101, is the Fund's principal underwriter. Atlantic Fund Services, Three Canal Plaza, Suite 600, Portland, Maine 04101 is the Fund's administrator.